Exhibit 99.1

Exelis reports first-quarter 2013 financial results; reaffirms 2013 forecast

  Revenue and earnings results in line with company expectations
  Corporate restructuring initiative on-plan
  Program performance driving improved operating income in Information and Technical Services segment

MCLEAN, Va.--(BUSINESS WIRE)--May 3, 2013--ITT Exelis (NYSE: XLS) reported first-quarter 2013 financial results today. First-quarter revenue was $1.2 billion, compared to $1.4 billion in the first quarter of 2012. Operating income was $74 million and net earnings were $0.23 per diluted share, compared to $138 million and $0.37 per diluted share during the same period in 2012. As expected, results for the first quarter of 2013 were impacted by $49 million in restructuring charges incurred by the company as it aligns its headcount, footprint and cost structure more closely with customer and market conditions.

Significant new orders announced during the first quarter of 2013 included a $102 million contract to provide electronic support measures suites for two classes of Australian warships; a multimillion dollar contract to provide South Korea with an advanced geostationary weather imager; the company’s first base operations contract for the U.S. Navy in Deveselu, Romania; and multiple international orders, totaling more than $40 million, for communications equipment and sustainment. Exelis also completed the acquisition of C4i Pty. Ltd., an Australian company that provides advanced communications software that is integral to air traffic management systems and mobile communications solutions around the globe.

“Our first quarter results were in line with expectations. We secured several significant orders from international customers and our restructuring efforts are proceeding on schedule,” said Exelis CEO and President David F. Melcher. “While challenges and uncertainties remain within the U.S. defense and aerospace market, we continue to focus on cost improvement, operational efficiency and delivering value to our customers and shareholders.”

Segment Results

C4ISR Electronics and Systems

C4ISR Electronics and Systems first-quarter 2013 revenue was $499 million, compared to $653 million during the same period in 2012, mainly due to decreased sales of SINCGARS, night vision and counter-IED products, partially offset by increased international demand for airborne electronic warfare equipment. Segment operating income for the quarter was $19 million, versus $91 million for the first quarter of 2012, primarily driven by volume declines and restructuring charges taken in the segment during the first three months of 2013.

Information and Technical Services

Information and Technical Services first-quarter 2013 revenue was $686 million, compared to $768 million in the first quarter of 2012, primarily due to decreased activity on several Information Systems and Middle East facility operations programs. Segment operating income for the quarter was $55 million, compared to $47 million for the same period in 2012, positively impacted by contract productivity improvements, but partially offset by higher restructuring charges.

2013 Guidance

Exelis also reaffirms its previously published guidance for 2013 sales, operating margin, earnings per share and free cash flow.

Sales	$5.0 billion - $5.1 billion
Operating Margin	9.4% - 9.8%
Earnings Per Share	$1.45 - $1.55
Free Cash Flow	> $225 million

The company’s 2013 financial guidance includes $60 million to $70 million of projected restructuring expense. FAS pension expense for the year is projected in the range of $90 million to $100 million, at the midpoint, an increase of approximately $63 million from the prior year. The company anticipates generating free cash flow in excess of $225 million after making pension contributions in the range of $145 million to $160 million.

The company notes that forward-looking statements of future performance made in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including those factors set forth in the Safe Harbor Statement below.

Investor Call Today

Exelis senior management will host a conference call for investors today at 10 a.m. Eastern Daylight Time to review first-quarter 2013 financial results, as well as to answer questions. The briefing can be monitored live via webcast at the following address on the company's website: www.exelisinc.com/investors.

About ITT Exelis

Exelis is a diversified, top-tier global aerospace, defense, information and technical services company that leverages a 50-year legacy of deep customer knowledge and technical expertise to deliver affordable, mission-critical solutions for global customers. We are a leader in communications, sensing and surveillance, critical networks, electronic warfare, navigation, air traffic solutions and information systems with growing positions in C4ISR, composite aerostructures, logistics and technical services. Headquartered in McLean, Va., the company employs about 19,900 people and generated 2012 sales of $5.5 billion. For more information, visit our website at www.exelisinc.com or connect with us on Facebook, Twitter and YouTube.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 (the “Act”): Some of the information included herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act”). Whenever used, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “may,” “could,” “outlook” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to:

  Our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. government or international defense budgets;
  Government regulations and compliance therewith, including changes to the Department of Defense procurement process;
  Our international operations, including sales to foreign customers;
  Competition, industry capacity and production rates;
  Misconduct of our employees, subcontractors, agents and business partners;
  The level of returns on postretirement benefit plan assets and potential employee benefit plan contributions and other employment and pension matters;
  Changes in interest rates and other factors that affect earnings and cash flows;
  The mix of our contracts and programs, our performance, and our ability to control costs;
  Governmental investigations;
  Our level of indebtedness and our ability to make payments on or service our indebtedness;
  Subcontractor performance;
  Economic and capital markets conditions;
  The availability and pricing of raw materials and components;
  Ability to retain and recruit qualified personnel;
  Protection of intellectual property rights;
  Changes in technology;
  Contingencies related to actual or alleged environmental contamination, claims and concerns;
  Security breaches and other disruptions to our information technology and operations; and
  Unanticipated changes in our tax provisions or exposure to additional income tax liabilities.

The forward-looking statements in this release are made as of the date hereof and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in the Exelis Inc. Form 10-K for the fiscal year ended December 31, 2012, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

Exelis Inc.
Consolidated Consolidated Statements of Operations
(unaudited)

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	Three Months Ended March 31,
	2013	2012
Product revenue	$499	$653
Service revenue	686	768
Total revenue	1,185	1,421
Costs of product revenue	357	461
Costs of service revenue	577	674
Selling, general and administrative expenses	115	133
Research and development expenses	13	14
Restructuring charges, net	49	1
Operating income	74	138
Interest expense, net	8	9
Other expense (income), net	2	8
Income from continuing operations before income tax expense	64	121
Income tax expense	20	51
Net income	$44	$70
Earnings Per Share
Basic
Net income	$0.23	$0.38
Diluted
Net income	$0.23	$0.37
Weighted average common shares outstanding – basic	188.3	186.6
Weighted average common shares outstanding – diluted	189.8	187.5
Cash dividends declared per common share	$0.10	$0.10

Exelis Inc.
Consolidated Consolidated Balance Sheets
(unaudited)

(IN MILLIONS)	March 31,	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$185	$292
Receivables, net	1,022	995
Inventories, net	301	283
Deferred tax asset	68	85
Other current assets	62	58
Total current assets	1,638	1,713
Plant, property and equipment, net	509	512
Goodwill	2,188	2,180
Other intangible assets, net	184	184
Deferred tax asset	543	556
Other non-current assets	66	67
Total non-current assets	3,490	3,499
Total assets	$5,128	$5,212
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$368	$444
Advance payments and billings in excess of costs	327	322
Compensation and other employee benefits	177	246
Other accrued liabilities	265	203
Total current liabilities	1,137	1,215
Defined benefit plans	2,160	2,203
Long-term debt	649	649
Deferred tax liability	3	1
Other non-current liabilities	127	128
Total non-current liabilities	2,939	2,981
Total liabilities	4,076	4,196
Commitments and contingencies
Shareholders' equity
Common stock	2	2
Additional paid-in capital	2,578	2,575
Retained earnings	298	274
Accumulated other comprehensive loss	(1,826)	(1,835)
Total shareholders' equity	1,052	1,016
Total liabilities and shareholders' equity	$5,128	$5,212

Exelis Inc.
Consolidated Consolidated Statements of Cash Flows
(unaudited)

(IN MILLIONS)	Three Months Ended March 31,
	2013	2012
Operating activities
Net income	$44	$70
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	27	30
Stock-based compensation	5	5
Restructuring charges, net	49	1
Payments for restructuring	(6)	(8)
Defined benefit plans expense	26	12
Defined benefit plans payments	(39)	(197)
Change in assets and liabilities
Change in receivables	(27)	(225)
Change in inventories	(17)	1
Change in other assets	(3)	(11)
Change in accounts payable	(77)	15
Change in advance payments and billings in excess of costs	6	10
Change in deferred taxes	18	69
Change in other liabilities	(72)	(66)
Other, net	1	(4)
Net cash used in operating activities	(65)	(298)
Investing activities
Capital expenditures	(17)	(24)
Proceeds from the sale of assets	—	1
Acquisitions, net of cash acquired	(15)	—
Other, net	—	2
Net cash used in investing activities	(32)	(21)
Financing activities
Short-term borrowing under credit facility, net	—	145
Proceeds from commercial paper, net	—	265
Dividend paid	—	(19)
Proceeds from the exercise of options	1	13
Other, net	(2)	2
Net cash (used in) provided by financing activities	(1)	406
Exchange rate effects on cash and cash equivalents	(9)	5
Net change in cash and cash equivalents	(107)	92
Cash and cash equivalents – beginning of year	292	116
Cash and cash equivalents – end of period	$185	$208

CONTACT:
ITT Exelis
Investors
Katy Herr, 703-790-6376
Katy.Herr@exelisinc.com
or
Media
B.J. Talley, 703-790-6349
William.Talley@exelisinc.com